CONFIDENTIAL TREATMENT REQUESTED .  Confidential portions of this document have been redacted and have been separately filed with the Commission.
Exhibit 10.37

Execution Version

AMENDED AND RESTATED

LICENSE AGREEMENT

By and Between

PRESIDIO PHARMACEUTICALS, INC.

And

XTL BIOPHARMACEUTICALS LTD.

TABLE OF CONTENTS

* *****Confidential material redacted and filed separately with the Commission.

-i-

* *****Confidential material redacted and filed separately with the Commission.

-ii-

-iii-

-iv-

Exhibits:

Exhibit A – Assigned Contracts
Exhibit B – VivoQuest Agreements
Exhibit C – Series 1, 2, 3 and 4 Compounds in XTL Database and Other Records
Exhibit D – Series 1 Patent Rights as of the Original Effective Date and the Restatement Date
Exhibit E – Series 2-4 Patent Rights as of the Original Effective Date and the Restatement Date
Exhibit F – Press Release
*****

* *****Confidential material redacted and filed separately with the Commission.

-v-

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”), dated the 4th day of August, 2008 (the “Restatement Date”), is by and between Presidio Pharmaceuticals, Inc., a Delaware corporation (“PRESIDIO”), and XTL Biopharmaceuticals Ltd., a public company limited by shares organized under the laws of Israel (“XTL”).

INTRODUCTION

1.           XTL owns or controls rights to Licensed Compounds, Licensed Patent Rights and Licensed Technology (each as hereinafter defined).

2.           PRESIDIO is in the business of discovering, developing and marketing pharmaceutical products.

3.           Effective as of March 19, 2008 (the “Original Effective Date”), XTL and PRESIDIO entered into a License Agreement (the “Original License Agreement”) pursuant to which XTL granted to PRESIDIO certain rights and licenses to the Licensed Compounds, Licensed Patent Rights and Licensed Technology to develop and commercialize certain products.

4.           XTL and PRESIDIO now desire to amend and restate the Original License Agreement in its entirety with this Agreement to reflect the matters contemplated by XTL and PRESIDIO as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PRESIDIO and XTL agree as follows:

Article I
Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1           “Additional Third Party Licenses”.  Additional Third Party Licenses means licenses under any Patent Rights of a Third Party (other than Licensed Patent Rights licensed or sublicensed to PRESIDIO under the VivoQuest License Agreement or any Assigned Contracts) which PRESIDIO and/or any of its Affiliates or Third Party sublicensees reasonably determines are necessary for the Development and/or Commercialization of a Licensed Compound or Licensed Product for use in the Field in any country of the Territory.

Section 1.2           “Affiliate”.  Affiliate means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.2, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person, and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.3           “Assigned Contracts”.  Assigned Contracts means the agreements listed on Exhibit A.

Section 1.4           “Bankruptcy Code”.  Bankruptcy Code means 11 U.S.C §§ 101-1330, as amended.

Section 1.5           “Commercialization” or “Commercialize”.  Commercialization or Commercialize means any activities directed to producing or manufacturing for commercial distribution; marketing, promoting, detailing or commercially distributing; importing, having imported, exporting or having exported for commercial distribution; or selling or offering to sell, a product.

Section 1.6           “Commercially Reasonable Efforts”.  Commercially Reasonable Efforts means the efforts normally used by a United States biotechnology or pharmaceutical company with resources similar to those of PRESIDIO to Develop or Commercialize a pharmaceutical product or compound owned by it or to which it has rights, taking into account its market potential and the stage in its development or product life, relevant issues of safety and efficacy, product profile and labeling, other medical and clinical considerations, difficulty in developing the product or compound, competitiveness of the marketplace for the applicable product(s) marketed or to be marketed, the proprietary position of the compound or product, the regulatory structure involved, the potential profitability of the applicable product(s) marketed or to be marketed, and other relevant factors affecting the cost, risk and timing of Development and the total potential reward to be obtained if a product is Commercialized.  Such efforts and resources that are used by PRESIDIO’s Affiliates and Third Party sublicensees shall be attributed to PRESIDIO for purposes of this Agreement.

Section 1.7           “Competing Product”.  Competing Product means any prescription pharmaceutical product that is *****.

Section 1.8           “Confidential Information”.  Confidential Information means all Know-How and other information (whether or not patentable) regarding a Party’s technology, products, business or objectives, that is disclosed by such Party to the other Party in the course of such Party’s performance of the Original License Agreement or this Agreement.

Section 1.9           “Control” or “Controlled”.  Control or Controlled means, with respect to any intellectual property right or other intangible property, the possession by a Party or an Affiliate of a Party (whether by ownership or license, other than a license granted pursuant to the Original License Agreement or this Agreement) of the ability to grant access to, or a license or sublicense of, such rights or property as contemplated under the Original License Agreement or this Agreement, as applicable.

Section 1.10         “Cover”, “Covering” or “Covered”.  Cover, Covering or Covered means, as to Patent Rights and a product, that, but for a license granted to a Party under a Valid Claim of such Patent Rights, the Development or Commercialization of such product would infringe such Valid Claim.

* *****Confidential material redacted and filed separately with the Commission.

Section 1.11         “Derivative Compounds”.  Derivative Compounds means, with respect to any Licensed Compound, any compounds actually chemically derived, in one or more steps, by or on behalf of PRESIDIO, its Affiliates and/or Third Party sublicensees from such Licensed Compound, provided that, compounds derived by Third Party sublicensees or Third Party acquirers of PRESIDIO shall not constitute Derivative Compounds if such compounds are so derived (i) prior to the effective date of the grant by PRESIDIO of the sublicense to such sublicensee or the acquisition by such acquirer, as evidenced by contemporaneously prepared written records of such sublicensee or acquirer or (ii) without any use, direct or indirect, of (A) proprietary know-how disclosed to such Third Party in connection with the grant of the sublicense or the acquisition, or (B) Licensed Compounds (including Derivative Compounds) on which Development had previously been conducted by XTL or PRESIDIO, the results of which prior Development are identified to such Third Party in connection with the grant of the sublicense or the acquisition.

Section 1.12         “Development” or “Develop”.  Development or Develop means any research, discovery, and preclinical and clinical drug development activities, including without limitation test method development and stability testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval and registration, chemical development and manufacturing development, packaging development and manufacturing and development documentation efforts in support of development activities anywhere in the world.

Section 1.13         “EMEA”.  EMEA means the European Agency for the Evaluation of Medical Products, or any successor agency thereof.

Section 1.14         “EU”.  EU means the European Union, as it may be constituted from time to time.

Section 1.15         “FDA”.  FDA means the United States Food and Drug Administration, or any successor agency thereof.

Section 1.16         “Field”.  Field means the prevention, treatment, palliation and/or control of any and all human diseases and conditions, including without limitation the HCV Field.

Section 1.17         “Fiscal Year”.  Fiscal Year means, with respect to a Party or any Third Party sublicensee of a Party, the fiscal year of such Party or Third Party sublicensee.

Section 1.18         “HCV”.  HCV means hepatitis C virus.

Section 1.19         “HCV Field”.  HCV Field means the prevention, treatment, palliation and/or control of any and all HCV indications.

Section 1.20         “IND”.  IND means an Investigational New Drug application filed with the FDA.

Section 1.21         “Know-How”.  Know-How means any know-how, expertise, discoveries, inventions, information, trade secrets, data or materials, whether or not patentable, proprietary or embodied in tangible form, including without limitation ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, samples, biological or chemical materials, laboratory notebooks, preclinical or clinical data, databases, designs, assays, protocols, analytical systems, discovery tools, reports, Regulatory Filings and manufacturing documentation.

Section 1.22         “Licensed Compounds”.  Licensed Compounds means (a) the Series 1 Compounds, and (b) the Series 2-4 Compounds.

Section 1.23         “Licensed Patent Rights”.  Licensed Patent Rights means (a) the Series 1 Patent Rights, (b) the Series 2-4 Patent Rights, and (c) any other Patent Rights Controlled by XTL or any of its Affiliates, as of the Original Effective Date or during the term of the Original License Agreement or this Agreement, that Cover any Licensed Technology and/or the Development and/or Commercialization of any Licensed Compounds or Licensed Products.

Section 1.24         “Licensed Product”.  Licensed Product means any product that contains one or more Licensed Compounds as an active ingredient.

Section 1.25         “Licensed Technology”.  Licensed Technology means any Know-How Controlled by XTL or any of its Affiliates, as of the Original Effective Date or during term of the Original License Agreement or this Agreement, relating to the Development and/or Commercialization of Licensed Compounds or Licensed Products, and all intellectual property rights therein.

Section 1.26         “Major EU Countries”.  Major EU Countries means any of the United Kingdom, Germany, France, Italy and Spain.

Section 1.27         “NDA”.  NDA means an application submitted to a Regulatory Authority for marketing approval of a product, including without limitation a New Drug Application filed with the FDA and any foreign equivalent thereof.

Section 1.28         “Net Sales”.  Net Sales means, with respect to a Licensed Product, the gross amount invoiced by PRESIDIO and/or its Affiliates, or by Third Party sublicensees, as the case may be, in respect of sales of such Licensed Product to unrelated Third Parties, in each case less the following deductions:

  (a)           Trade, cash and/or quantity discounts actually allowed and taken with respect to such sales;

  (b)           Discounts paid under discount prescription programs and reductions for coupon and voucher programs;

  (c)           Tariffs, duties, excises, sales taxes, value-added taxes and other taxes imposed upon and paid by PRESIDIO and/or one of its Affiliates, or by Third Party sublicensees, as the case may be, with respect to the use, sale or importation of the Licensed Product, to the extent that neither PRESIDIO nor any of its Affiliates is entitled to a rebate, refund or credit for such amounts;

  (d)           Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions;

  (e)           Negotiated payments made to private sector and government third party payors (e.g., PBMs, HMOs and PPOs) and purchasers/providers (e.g., staff model HMOs, hospitals and clinics), regardless of the payment mechanism, including without limitation rebate, chargeback and credit mechanisms;

  (f)            Freight, insurance and other transportation charges incurred by PRESIDIO and/or its Affiliates, or by Third Party sublicensees, as the case may be, in shipping a Licensed Product to Third Parties;

  (g)           Sales commissions and inventory management fees paid to wholesalers and distributors to the extent allocable to Licensed Products;

  (h)           Amounts that are written off as uncollectible and costs of collections; and

  (i)            Gross amounts received in respect of sales for test marketing, sampling or promotional use, clinical trial purposes or compassionate or similar use.

Such amounts shall be determined from the books and records of PRESIDIO and/or its Affiliates, or Third Party sublicensees, as the case may be, maintained in accordance with generally accepted accounting principles applicable within a particular country, consistently applied, including periodic adjustments to reflect amounts actually incurred.

In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined on a country-by-country basis by multiplying the Net Sales (as determined above) of the Combination Product in each country, during the applicable royalty reporting period, by the fraction A/(A+B), where A is the average net selling price of the Licensed Product when sold separately in finished form in such country and B is the average net selling price of the other active ingredient(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other active ingredient(s) did not occur in such country in such period, then in the most recent royalty reporting period in which sales of both occurred in such country.  In the event that such average net selling price cannot be determined for both the Licensed Product and all other active ingredient(s) included in such Combination Product for a country, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction of C/(C+D) where C is the fair market value of the Licensed Product and D is the fair market value of all other active ingredient(s) included in the Combination Product.  In such event, PRESIDIO shall in good faith make a determination of the respective fair market values of the Licensed Product and all other active ingredient(s) included in the Combination Product, and shall notify XTL of such determination and provide XTL with data to support such determination.  XTL shall have the right to review such determination of fair market values and, if XTL disagrees with such determination, to notify PRESIDIO of such disagreement within ***** after PRESIDIO notifies XTL of such determination.  If XTL notifies PRESIDIO that XTL disagrees with such determination within such ***** period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in Article X.  If XTL does not notify PRESIDIO that XTL disagrees with such determination within such ***** period, such determination shall be conclusive and binding on the Parties.

As used above, the term “Combination Product” means any pharmaceutical product that includes both (x) a Licensed Product and (y) other active ingredient(s).

Section 1.29        *****.

Section 1.30         “Party” or “Parties”.  Party means PRESIDIO or XTL; Parties means PRESIDIO and XTL.

Section 1.31         “Pass-Through Costs”.  Pass-Through Costs means amounts payable to Third Parties pursuant to (a) the Assigned Contracts attached hereto as Exhibit A, (b) the VivoQuest License Agreement attached hereto as Exhibit B, and/or (c) Additional Third Party Licenses, including without limitation upfront payments or similar acquisition costs to obtain such licenses; in the case of each of the foregoing clauses (a), (b) and (c), with respect to the Development and/or Commercialization of Licensed Compounds or Licensed Products.

Section 1.32         “Patent Rights”.  Patent Rights means the rights and interest in and to all issued patents and pending patent applications in any country in the Territory, including without limitation all utility models, utility model applications, provisionals, divisionals, substitutions, continuations, continuations-in-part, continuing prosecution applications, patents of addition, requests for continued examination, reexaminations, supplementary protection certificates, extensions, registrations or confirmation patents, and reissues thereof.

Section 1.33         “Person”.  Person means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

Section 1.34         “Phase I Trial”.  Phase I Trial means a clinical study of a Licensed Product in human volunteers or patients with the endpoint of determining initial tolerance, toxicity, safety and/or pharmacokinetic information.

Section 1.35         “Phase II Trial”.  Phase II Trial means a dose exploration, dose response, duration of effect, kinetic/dynamic relationship and preliminary efficacy and safety clinical study of a Licensed Product in patients.

Section 1.36         “Phase III Trial”.  Phase III Trial means a pivotal clinical study of a Licensed Product in patients designed to confirm with statistical significance the efficacy and safety of a Licensed Product performed to provide a sufficient basis for an application for Regulatory Approval of such Licensed Product.

* *****Confidential material redacted and filed separately with the Commission.

Section 1.37         “Regulatory Approval”.  Regulatory Approval means the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the commercial manufacture and sale of a product in a country or territory.

Section 1.38         “Regulatory Authority”.  Regulatory Authority means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in a country or territory.

Section 1.39         “Regulatory Filings”.  Regulatory Filings means any filing or application with any Regulatory Authority with respect to a Licensed Compound or Licensed Product, including without limitation any INDs or its foreign equivalent, Regulatory Approvals, and correspondence with the relevant Regulatory Authorities, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authorities.

Section 1.40         “Royalty Term”.  Royalty Term means, with respect to each Licensed Product in each country of the Territory, the period commencing upon first commercial sale of such Licensed Product in such country and ending upon the later of (a) the expiration of the last-to-expire Valid Claim under the Licensed Patent Rights Covering such Licensed Product in such country, or (b) ***** years following first commercial sale of such Licensed Product in such country.  For avoidance of doubt, the Royalty Term shall be determined on a country-by-country and Licensed Product-by-Licensed Product basis.

Section 1.41         “Senior Executives”.  Senior Executives means, with respect to PRESIDIO, the Chief Executive Officer (or a senior executive designated by such officer) and, with respect to XTL, the Chief Executive Officer (or a senior executive designated by such officer).

Section 1.42         “Series 1 Compounds”.  Series 1 Compounds means (a) the compounds claimed or disclosed in the Series 1 Patent Rights, (b) the compounds identified as “Series 1 Compounds” on Exhibit C, and (c) Derivative Compounds of any compound set forth in either of the foregoing clauses (a) and (b); in the case of each of clauses (a), (b) and (c) above, regardless of whether or not any such compound has been synthesized by XTL and/or its Affiliates.

Section 1.43         “Series 1 Licensed Products”.  Series 1 Licensed Products means Licensed Products that contain any Series 1 Compound(s).

Section 1.44         “Series 1 Patent Rights”.  Series 1 Patent Rights means (a) the Patent Rights set forth on Exhibit D, (b) counterparts of the Patent Rights set forth on Exhibit D in any country of the Territory, and (c) all Patent Rights claiming priority from the Patent Rights described in either of the foregoing clauses (a) and (b) in any country of the Territory.

Section 1.45         “Series 2-4 Compounds”.  Series 2-4 Compounds means (a) any and all compounds claimed or disclosed in any Series 2-4 Patent Right, (b) the compounds identified as “Series 2, 3 or 4 Compounds” on Exhibit C, and (c) Derivative Compounds of any compound set forth in either of the foregoing clauses (a) and (b); in the case of each of clauses (a), (b) and (c) above, regardless of whether or not any such compound has been synthesized by XTL and/or its Affiliates.

* *****Confidential material redacted and filed separately with the Commission.

Section 1.46         “Series 2-4 Licensed Products”.  Series 2-4 Licensed Products means Licensed Products that contain any Series 2-4 Compound(s).

Section 1.47         “Series 2-4 Patent Rights”.  Series 2-4 Patent Rights means (a) the Patent Rights set forth on Exhibit E, (b) counterparts of the Patent Rights set forth on Exhibit E in any country of the Territory, and (c) all Patent Rights claiming priority from the Patent Rights described in either of the foregoing clauses (a) and (b) in any country of the Territory.

Section 1.48         “Series 5-50 Compounds”.  Series 5-50 Compounds means any and all compounds claimed or disclosed in any Patent Rights licensed or acquired by XTL from VivoQuest under the VivoQuest Asset Purchase Agreement or VivoQuest License Agreement, excluding the Series 1 Compounds and the Series 2-4 Compounds.

Section 1.49         “Sublicense Income”.  Sublicense Income means, subject to Section 5.4, all amounts received by PRESIDIO and/or its Affiliates from Third Parties in connection with the sublicensing or licensing to such Third Parties of rights under Licensed Patent Rights and/or Licensed Technology to Develop and/or Commercialize any Series 1 Licensed Products, including without limitation all license fees, milestone payments and royalties, but excluding any of the following amounts received by PRESIDIO and/or its Affiliates from such Third Parties:

  (a)           Amounts received as the purchase price for PRESIDIO’s and/or its Affiliates’ debt or equity securities, except to the extent such amounts exceed the fair market value of such debt or equity securities;

  (b)           Amounts received for bona fide research and development activities undertaken for, or in collaboration with, such Third Parties, except to the extent such amounts exceed reasonable and customary funding amounts for such activities (e.g., cost reimbursement or reasonable FTE-based funding);

  (c)           Amounts received for bona fide co-promotion and other commercial activities undertaken for, or in collaboration with, such Third Parties, except to the extent such amounts exceed reasonable and customary funding amounts for such activities (e.g., fees calculated and paid as cost reimbursement, reasonable per-detail fees or reasonable FTE-based funding);

  (d)           In the event such license or sublicense is structured as a profit-sharing arrangement, PRESIDIO’s and its Affiliates’ share of revenue amounts that are offset by PRESIDIO’s and its Affiliates’ share of costs in the profit-share calculation (i.e., only PRESIDIO’s and its Affiliates’ share of net profits, as opposed to gross revenues, shall constitute Sublicense Income hereunder); and

  (e)           Amounts received to cover Pass-Through Costs payable by PRESIDIO and/or its Affiliates under this Agreement, including without limitation any Pass-Through Costs owed by XTL to VivoQuest which are payable by PRESIDIO under Section 5.8 and any Pass-Through Costs payable by PRESIDIO pursuant to any Assigned Contracts and Additional Third Party Licenses.

Section 1.50         “Successful Completion”.  Successful Completion means (a) with respect to a Phase I Trial for a Licensed Product, the completion of such Phase I Trial with data that PRESIDIO determines is satisfactory to progress such Licensed Product to a Phase II Trial, and (b) with respect to a Phase III Trial for a Licensed Product, the completion of such Phase III Trial with data that (i) achieves the primary endpoint of such Phase III Trial or (ii) that PRESIDIO reasonably determines is suitable for inclusion as a pivotal trial in an NDA for such Licensed Product to a Regulatory Authority.

Section 1.51         “Territory”.  Territory means all countries of the world.

Section 1.52         “Third Party”.  Third Party means any person or entity other than a Party or any of its Affiliates.

Section 1.53         “Valid Claim”.  Valid Claim means, on a country-by-country basis, a claim of (a) an issued patent that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has not been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken; or (b) a patent application that has been pending less than ***** years from the earliest date from which such patent application claims priority and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

Section 1.54         “VivoQuest Asset Purchase Agreement”.  VivoQuest Asset Purchase Agreement means the asset purchase agreement, dated as of August 11, 2005, between XTL Biopharmaceuticals Inc. and VivoQuest Inc. (including any successor-in-interest, “VivoQuest”), attached hereto as Exhibit B.

Section 1.55         *****.

Section 1.56         “VivoQuest License Agreement”.  VivoQuest License Agreement means the license agreement, dated as of August 11, 2005, between XTL and VivoQuest, attached hereto as Exhibit B.

Section 1.57         “VivoQuest Licensed Patents”.  VivoQuest Licensed Patents means the “Licensed Patents” as defined in the VivoQuest License Agreement.

Section 1.58         Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

* *****Confidential material redacted and filed separately with the Commission.

Definitions	Section
Agreement	Preamble
Apath License Agreement	Exhibit A
Breaching Party	9.2
Combination Product	1.28
CPR	10.2
ICDR	10.3(a)
Indemnified Party	11.1(c)
Indemnifying Party	11.1(c)
Invalidity Claim	6.4
Knowledge	8.5
Original Effective Date	Preamble
Original License Agreement	Preamble
PRESIDIO	Preamble
Restatement Date	Preamble
Retained Liabilities	11.1(b)
Severed Clause	11.11
Technology Transfer Period	3.1
TTC	3.2
Validity Challenge	9.4(b)
VivoQuest	1.54
XTL	Preamble

Article II
Grant of License; Assigned Contracts; Exclusivity

Section 2.1           License Grant.  Subject to the terms and conditions of this Agreement, XTL hereby grants to PRESIDIO an exclusive (even as to XTL), royalty-bearing right and license under the Licensed Patent Rights and Licensed Technology, with the right to grant sublicenses, to Develop and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory.  Each sublicense granted hereunder shall be pursuant to a written agreement that is consistent with the terms and conditions of this Agreement, provided that further sublicenses granted by any Third Party sublicensee to any of its affiliates shall not be required to be pursuant to written agreements (the term “affiliates” as used in this sentence shall mean, with respect to a Third Party sublicensee, any Person that controls, is controlled by, or is under common control with such Third Party sublicensee, with “control” having the meaning provided in Section 1.2).  PRESIDIO shall provide a copy of each such sublicense agreement entered into by PRESIDIO promptly following its execution; provided that, PRESIDIO shall be entitled to redact from the copy of such sublicense agreement provided to XTL terms that are not related to the determination of payments due to XTL under this Agreement or the consistency of such sublicense agreement with the terms and conditions of this Agreement; provided further that, such copies of sublicense agreements provided by PRESIDIO to XTL shall constitute Confidential Information of PRESIDIO hereunder.

Section 2.2           Assigned Contracts.  As of the Original Effective Date, XTL shall, and shall cause its Affiliates to, assign to PRESIDIO, and PRESIDIO shall assume, all of XTL’s or the applicable Affiliate’s rights and obligations under the Assigned Contracts, provided, that XTL shall remain responsible for the Retained Liabilities.  XTL shall, and shall cause its Affiliates to, take all reasonable further actions and execute all assignments or other documents requested by PRESIDIO as may be necessary or desirable to accomplish the foregoing assignments to PRESIDIO and to vest in PRESIDIO the rights set forth in this Section 2.2.

Section 2.3           Exclusivity.

  (a)           During the period commencing as of the Original Effective Date and continuing through the term of this Agreement, neither XTL nor any of its Affiliates shall, or shall license, permit or assist any Third Party to, use any of the Series 1 Compounds, the Series 2-4 Compounds, the Series 5-50 Compounds, any Derivative Compounds of the foregoing, or any other materials or Know-How licensed or acquired by XTL from VivoQuest, for any Development or Commercialization purpose relating or directed to the HCV Field in the Territory.

  (b)           During the period commencing as of the Original Effective Date and continuing through the term of this Agreement, neither XTL nor any of its Affiliates shall, or shall license, permit or assist any Third Party to, Develop or Commercialize any Competing Product in the Territory; provided, however, that in the event that, after the Original Effective Date, a Third Party acquires XTL, then such Third Party shall not be bound by the restrictions provided in this Section 2.3(b), and no Patents or Know-How owned or Controlled by such Third Party shall be or become subject to the licenses granted herein, provided, that such Third Party acquirer does not access or use any Licensed Compounds or Licensed Technology, or practice any invention Covered by any Licensed Patent Rights, in connection with such activities.

Section 2.4           Retained Rights; Other Limitations.  Without limiting Section 8.5(a), the rights granted to PRESIDIO herein, including without limitation the license granted to PRESIDIO in Section 2.1, as pertaining to Licensed Patent Rights and Licensed Technology that are Controlled, but are not owned, by XTL, shall be limited by any rights retained by Third Parties, or other limitations or conditions on XTL’s sublicensee’s rights to such Licensed Patent Rights and Licensed Technology.  As of the Original Effective Date and the Restatement Date, such retained rights and limitations consist solely of the rights retained by the U.S. government pursuant to Section 2 of the VivoQuest License Agreement.

Section 2.5           Section 365(n) of the Bankruptcy Code.  All rights and licenses granted to PRESIDIO under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Article III
Technology Transfer

Section 3.1           Technology Transfer.  Without limiting the license granted to PRESIDIO pursuant to Section 2.1, XTL acknowledges and agrees that XTL was obligated under the Original License Agreement to deliver, and to cause XTL’s Affiliates to deliver, to PRESIDIO, commencing promptly following the Original Effective Date and for no additional consideration, (a) all Licensed Compounds and all other chemical or biological materials owned or Controlled by XTL or any of its Affiliates, that are necessary or useful for producing the Licensed Compounds or otherwise practicing the Licensed Patent Rights or Licensed Technology, (b) all patent files associated with the Licensed Patent Rights, including without limitation the complete texts of all patents and patent applications and copies of all office actions, office action responses and other official communications received from, or filed with, all relevant patent offices, in each case, in the possession or Control of XTL or any of its Affiliates, and (c) all Licensed Technology, including without limitation all laboratory notebooks, preclinical or clinical data, databases, designs, assays, protocols, analytical systems, discovery tools, reports and manufacturing documentation relating to the Development and/or Commercialization of any Licensed Compounds or Licensed Products, in each case, in the possession or Control of XTL or any of its Affiliates.  XTL was obligated to complete, and to cause XTL’s Affiliates to complete, the delivery to PRESIDIO of all of the items listed in each of the foregoing clauses (a), (b) and (c) within a period of three (3) months following the Original Effective Date (the “Technology Transfer Period”).  XTL was obligated to make ***** reasonably available to PRESIDIO until May 31, 2008, and ***** reasonably available to PRESIDIO *****, in each case to answer any questions or provide instruction concerning the Licensed Compounds, Licensed Patent Rights, Licensed Technology and/or any of the other items delivered to PRESIDIO pursuant to this Section 3.1.  During the Technology Transfer Period, XTL and its Affiliates were obligated to take all such further reasonable actions as may be necessary or desirable to accomplish the foregoing transfers to PRESIDIO and to put PRESIDIO in actual possession of the foregoing information and materials.

Section 3.2           Technology Transfer Committee; Decision-Making Authority.

  (a)           Within ***** days following the Original Effective Date, the Parties shall establish a technology transfer committee (the “TTC”) to facilitate and oversee the technology transfer activities set forth in Section 3.1 during the Technology Transfer Period.  The TTC shall consist of no more than two (2) representatives from each Party, each of whom shall be appointed by the Senior Executive of the applicable Party.  Each Party shall designate one such representative to serve as the co-chair of the TTC.  Unless otherwise agreed by the Parties, the TTC shall remain in effect solely during the Technology Transfer Period.

  (b)           The TTC shall have decision-making authority with respect to any technical matter relating to the technology transfer activities under Section 3.1, but shall have no authority to amend the scope of the licenses granted to PRESIDIO under the Original License Agreement or under this Agreement or amend any other contractual rights or obligations of either Party under the Original License Agreement or under this Agreement.  All decisions of the TTC shall be made by consensus of the TTC co-chairs.  If the TTC co-chairs are unable to reach consensus with respect to a particular matter within its purview, the matter shall be referred to the Senior Executives for resolution.  If the Senior Executives are unable to resolve such matter within ***** days following such referral, the matter shall be resolved pursuant to Article X.

Article IV
Reports and Meetings; Diligence; Certain Regulatory and Manufacturing Activities

Section 4.1           Development Reports; Meetings.

* *****Confidential material redacted and filed separately with the Commission.

  (a)           Within ***** prior to the first commercial launch of the first Licensed Product by PRESIDIO and/or any of its Affiliates or Third Party sublicensees, PRESIDIO shall provide to XTL a written report summarizing the activities undertaken by PRESIDIO, its Affiliates and Third Party sublicensees during the immediately preceding six (6) month period (or such shorter period as may be applicable with respect to the first and last such report) in connection with the Development and Commercialization of Licensed Products.

  (b)           Prior to the first commercial launch of the first Licensed Product hereunder, PRESIDIO shall, upon reasonable request by XTL, at no cost to PRESIDIO, meet with XTL, no more frequently than on a semi-annual basis and at PRESIDIO’s corporate headquarters (or by telephone), to discuss generally the reports provided to XTL under the foregoing Section 4.1(a).

  (c)           After the first commercial launch of the first Licensed Product by PRESIDIO and/or any of its Affiliates or Third Party sublicensees, PRESIDIO’s reporting obligations shall be limited to those set forth in Section 5.9(a) below.

  (d)           Notwithstanding any of the foregoing, in the event that XTL is acquired by, or otherwise becomes an Affiliate of, a Person that is engaged in Development and/or Commercialization activities relating or directed to the HCV Field, PRESIDIO’s obligations under Section 4.1(a), Section 4.1(b) and Section 6.1(c) shall terminate.

Section 4.2           Commercially Reasonable Efforts.  PRESIDIO shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Product for the prevention, treatment, palliation and/or control of any HCV indication in the United States, the EU and Japan.  For purposes of clarity, PRESIDIO shall be deemed to have used Commercially Reasonable Efforts hereunder with respect to its Development and Commercialization activities in the EU if PRESIDIO Develops and Commercializes at least one Licensed Product for the prevention, treatment, palliation and/or control of any HCV indication in any ***** of the Major EU Countries.  Notwithstanding anything to the contrary in this Agreement, however, XTL’s sole and exclusive remedy, and PRESIDIO’s sole and exclusive liability, for any breach by PRESIDIO of such obligation to exercise Commercially Reasonable Efforts shall be for XTL to exercise any right that XTL may have to terminate this Agreement as provided in Section 9.2.

Section 4.3           Certain Regulatory and Manufacturing Activities.  As between the Parties, PRESIDIO shall be responsible, at its expense, for all Development and Commercialization activities conducted by PRESIDIO and/or its Affiliates or Third Party sublicensees, including without limitation:

  (a)           Filing applications for, and obtaining and maintaining, any necessary Regulatory Approvals with respect to the Development and/or Commercialization of Licensed Compounds or Licensed Products.  As between the Parties, PRESIDIO shall own all Regulatory Filings with respect to Licensed Compounds and/or Licensed Products filed by or on behalf of PRESIDIO and/or its Affiliates or Third Party sublicensees; and

* *****Confidential material redacted and filed separately with the Commission.

  (b)           Manufacturing, or having manufactured by a Third Party manufacturer, all preclinical, clinical and commercial supply of Licensed Products, including without limitation Licensed Compounds and/or other components necessary for such Licensed Products.

Article V
Financial Provisions

Section 5.1           License Payment.  The Parties acknowledge and agree that a one-time, non-refundable license payment of Three Million Nine Hundred Forty Thousand Dollars ($3,940,000) was previously paid by PRESIDIO to XTL pursuant to Section 5.1 of the Original License Agreement.  In addition to the foregoing payment, in consideration of the execution and delivery of this Agreement, PRESIDIO shall make the following non-refundable payments to XTL on or before the dates indicated for payment: (i) within seven (7) days following the Restatement Date, PRESIDIO shall pay XTL Five Hundred Thousand Dollars ($500,000), and (ii) on or before September 26, 2008, PRESIDIO shall pay XTL One Million Five Hundred Thousand Dollars ($1,500,000).

Section 5.2           Milestone Payments for Series 1 Licensed Products.  Subject to Sections 5.4, 5.5(a), 5.6, 5.7 and 5.8(b), within ***** after achievement of each of the following milestone events with respect to Series 1 Licensed Products by PRESIDIO or any of its Affiliates, PRESIDIO shall make the indicated one-time milestone payment to XTL; provided, however, that where a portion of a milestone payment is payable by XTL to VivoQuest as indicated in the parenthetical clauses included in the table below, such amount (that is, such portion of the total milestone payment) shall be payable by PRESIDIO to XTL within ***** after the achievement of the relevant milestone event, except that the amount so payable upon the achievement of the milestone event indicated in row (h) in the table below shall be payable by PRESIDIO to XTL within ***** after the achievement of the relevant milestone event.  *****

* *****Confidential material redacted and filed separately with the Commission.

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

*****	*****	*****

Each of the milestone payments payable pursuant to this Section 5.2 upon achievement of the corresponding milestone event shall be payable (x) only once, under either Column A or Column B above (but not both), irrespective of how many Licensed Products are Developed or Commercialized hereunder, (y) only upon achievement of the corresponding milestone event by PRESIDIO and/or its Affiliates, and not by any Third Party sublicensee of PRESIDIO or any of its Affiliates, except as and to the extent required by Section 5.8(a) and (z) with respect to the milestone payments set forth in clauses (a), (b), (c), (d), (e), (f) and (g) of the table above, subject to the limitations set forth in Section 5.4.  In addition to the foregoing, the milestone payments above shall be reduced if PRESIDIO enters into an agreement with one or more Third Parties pursuant to which PRESIDIO grants such Third Party(ies) a sublicense or license under the Licensed Patent Rights and/or Licensed Technology to Develop and Commercialize any Series 1 Licensed Product in any of the countries indicated immediately below.  Such reduction shall be given effect prior to any reduction of the above milestones payments as provided in Section 5.5 and Section 5.6 of this Agreement.  Such reduction shall be in an amount equal to the percentage of the applicable milestone payment indicated below in connection with the grant of the foregoing rights in the specified country: *****.  Such reductions shall only be applied to milestone payments that are payable in connection with milestone events that are achieved after the execution and delivery of the relevant agreement(s) between PRESIDIO and such Third Party(ies) and shall not be given retroactive effect.

* *****Confidential material redacted and filed separately with the Commission.

Section 5.3           Royalties.  During the Royalty Term applicable to sales of each Licensed Product in each country of the Territory, PRESIDIO shall pay to XTL the royalties set forth in Section 5.3(a) or 5.3(b) below, as applicable, with the amount of such royalties calculated as a percentage of worldwide Net Sales of such Licensed Product during each Fiscal Year of PRESIDIO.

  (a)           Royalties for Series 1 Licensed Products.  Subject to Sections 5.5(b), 5.6, 5.7 and 5.8(b), PRESIDIO shall pay XTL the following royalty with respect to Net Sales, generated during the applicable Royalty Term, of each Series 1 Licensed Product (on a product-by-product basis) by PRESIDIO and/or its Affiliates (but not by any Third Party sublicensee of PRESIDIO or any of its Affiliates) during each Fiscal Year of PRESIDIO:

Annual Worldwide Net Sales of Series 1 Licensed Product	Percentage of Incremental Net Sales Amount

*****	*****

*****	*****

*****	*****

*****	*****

*****.

  (b)           Royalties for Series 2-4 Licensed Products.  PRESIDIO shall pay XTL a royalty of (i) ***** of Net Sales by PRESIDIO and/or its Affiliates of a Series 2-4 Licensed Product during any period that such Series 2-4 Licensed Product is Covered by a Valid Claim of any Licensed Patent Right, and (ii) ***** of Net Sales by any Third Party sublicensee of PRESIDIO and/or its Affiliates of a Series 2-4 Licensed Product during any period that such Series 2-4 Licensed Product is Covered by a Valid Claim of any Licensed Patent Right.

  (c)           Royalties Payable Only Once.  The obligation to pay royalties is imposed only once with respect to Net Sales of the same unit of a Licensed Product.

Section 5.4           Sublicense Income for Series 1 Licensed Products.  Subject to Section 5.8(a), PRESIDIO shall pay XTL the following percentage of Sublicense Income, with respect to the Development and/or Commercialization of any Series 1 Licensed Product by a Third Party sublicensee, which Sublicense Income is received by PRESIDIO and/or its Affiliates during Royalty Term applicable to such Series 1 Licensed Product in the country(ies) in which the activities giving rise to the Sublicense Income payment to PRESIDIO and/or its Affiliates occur:

(a)           *****

(b)           *****

* *****Confidential material redacted and filed separately with the Commission.

Notwithstanding Section 5.2 and the foregoing provisions of this Section 5.4, and subject to the remaining provisions of this paragraph, PRESIDIO’s obligations to pay XTL (A) milestone payments upon the achievement by PRESIDIO or its Affiliates of the milestone events designated (a), (b), (c), (d), (e), (f) and (g) in the table in Section 5.2 and (B) payments pursuant to this Section 5.4 based on Sublicense Income comprised of upfront payments (that is, payments due in connection with the execution and delivery of a sublicense that are not contingent on the occurrence of other events or achievements) or milestone payments other than milestone payments based on the achievement by a Third Party sublicensee of sales milestones (i.e., the achievement of specified levels of sales of Series 1 Licensed Products and not, *****.  Notwithstanding the limitation on PRESIDIO’s payment obligations described in this Section, the amounts provided in Section 5.8 shall remain due and payable in full in accordance with the terms set forth in Section 5.8.

Section 5.5           Reduction for Lack of Patent Coverage.

(a)           Each of the milestone payments payable by PRESIDIO pursuant to Section 5.2 above shall be reduced by ***** in the event that the first Series 1 Licensed Product with respect to which the corresponding milestone event is achieved is not Covered by a Valid Claim of any Licensed Patent Rights at the time of such achievement; provided that if the same milestone event is subsequently achieved with one or more Series 1 Licensed Products that are Covered by a Valid Claim of a Licensed Patent Right at the time of such achievement, then the remainder of such milestone payment (i.e., the ***** not previously paid) shall then become payable hereunder.

(b)           The royalty rate set forth in Section 5.3(a) above payable by PRESIDIO with respect to Net Sales by PRESIDIO and/or its Affiliates of any Series 1 Licensed Product for use in the Field in any country in the Territory shall be reduced to ***** of Net Sales during any portion of the Royalty Term for such Series 1 Licensed Product in which such Series 1 Licensed Product in such country is not Covered by a Valid Claim of any Licensed Patent Rights.

Section 5.6           Reduction for Pass-Through Costs Under Assigned Contracts and Additional Third Party Licenses.  As between the Parties, PRESIDIO shall be responsible for paying all Pass-Through Costs required to be paid under the Assigned Contracts and any Additional Third Party Licenses; provided, however, that, PRESIDIO shall have the right to reduce the milestone and royalty payments payable by PRESIDIO under Sections 5.2 and 5.3(a) above ***** of all such Pass-Through Costs payable by PRESIDIO hereunder, provided, that, in no event shall any single milestone or royalty payment payable by PRESIDIO under Section 5.2 or 5.3(a) with respect to any Series 1 Licensed Product be reduced by more than fifty percent (50%) of the amount otherwise due to XTL under Section 5.2 or 5.3(a).  For the avoidance of doubt, no reduction shall be applied by PRESIDIO under this Section 5.6 with respect to the Sixty Thousand Dollars ($60,000) required to be paid under the Apath License Agreement as a “Retroactive Fee” (as defined in the Apath License Agreement), it being understood that the amount of such Retroactive Fee has been accounted for in the calculation of the upfront license payment set forth in Section 5.1.

* *****Confidential material redacted and filed separately with the Commission.

Section 5.7           Priority of Reduction.  In the event that the reductions provided for in Sections 5.5 and 5.6 would otherwise both be applicable to a milestone or royalty payment payable by PRESIDIO under Section 5.2 or 5.3(a), then only the reduction in Section 5.5 shall apply to such milestone or royalty payment.

Section 5.8           Offset for Payment of VivoQuest Pass-Through Costs.  As between the Parties, XTL shall be responsible for maintaining the VivoQuest License Agreement in full force and effect and for paying all amounts due to VivoQuest thereunder.  Anything in this Agreement to the contrary notwithstanding, in addition to (but subject to PRESIDIO’s offset rights as provided below) any other amounts that may be payable hereunder:

(a)           If, at any time, Pass-Through Costs are owed by XTL to VivoQuest under the VivoQuest License Agreement as a result of the Development and/or Commercialization of Series 1 Licensed Products by a Third Party sublicensee of PRESIDIO or any of its Affiliates (but not by PRESIDIO or any of its Affiliates), then PRESIDIO shall pay XTL the amount of the Pass-Through Costs owed by XTL to VivoQuest; provided, however, that PRESIDIO shall have the right to offset such amount paid by PRESIDIO against any amounts otherwise payable, concurrently or subsequently, by PRESIDIO to XTL under Section 5.4.

(b)           If any amount payable by PRESIDIO to XTL under Section 5.2 or Section 5.3(a) is less than the corresponding Pass-Through Costs that are owed by XTL to VivoQuest under the VivoQuest License Agreement as a result of the Development and/or Commercialization of Series 1 Licensed Products by PRESIDIO and/or any of its Affiliates (but not by a Third Party sublicensee of PRESIDIO or any of its Affiliates), then PRESIDIO shall pay XTL the difference between (i) the amount paid by PRESIDIO under Section 5.2 or Section 5.3(a), and (ii) the amount of the Pass-Through Costs owed by XTL to VivoQuest.

(c)           PRESIDIO shall be obligated to pay XTL any Pass-Through Costs that are owed by XTL to VivoQuest under the VivoQuest License Agreement as a result of the Development and/or Commercialization of Series 2-4 Licensed Products by PRESIDIO and/or any of its Affiliates or Third Party sublicensees.

(d)           In the event that any Pass-Through Costs set forth in any of the foregoing clauses (a) through (c) are payable by PRESIDIO under such provisions or any Pass-Through Costs referenced in the parenthetical clauses in Column A of the table in Section 5.2 are owed by XTL to VivoQuest, (i) *****

Section 5.9           Reports and Accounting.

(a)           Reports; Payments.  PRESIDIO shall deliver to XTL, within ***** days after the end of each calendar quarter, a good faith estimate of the royalties and Sublicense Income that will be paid to XTL for such calendar quarter (excluding any estimate of royalties which may be payable by PRESIDIO under Section 5.3(b)(ii) with respect to Net Sales of Series 2-4 Licensed Products by Third Party sublicensees of PRESIDIO and/or its Affiliates), and, within ***** days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales and Sublicense Income of Licensed Products that are subject to payment obligations to XTL for such calendar quarter.  Such quarterly reports shall indicate (i) gross sales, Net Sales, gross amounts received from Third Party sublicensees, and Sublicense Income on a Licensed Product-by-Licensed Product and country-by-country basis, and (ii) the calculation of payment amounts owed to XTL from such Net Sales and Sublicense Income.  When PRESIDIO delivers such accounting to XTL, PRESIDIO shall also deliver all amounts due under Sections 5.3 and 5.4 to XTL for the calendar quarter.

* *****Confidential material redacted and filed separately with the Commission.

(b)           Audits by XTL.  PRESIDIO shall keep, and shall require its Affiliates and Third Party sublicensees to keep, records of the latest ***** years relating to gross sales, Net Sales, gross amounts received from Third Party sublicensees, and Sublicense Income, in each case as applicable, and all information relevant under Sections 5.2, 5.3, 5.4, 5.6, 5.7 and 5.8.  For the sole purpose of verifying amounts payable to XTL, XTL shall have the right no more than once each calendar year, at XTL’s expense, to have XTL’s independent certified public accountants review such records in the location(s) where such records are maintained by PRESIDIO and/or its Affiliates or, with respect to records of Third Party sublicensees, either at PRESIDIO’s premises or the premises of such Third Party sublicensees, in each case as may be designated by PRESIDIO, upon ***** prior notice and during regular business hours.  Results of such review shall be made available to PRESIDIO.  If the review reflects an underpayment to XTL, such underpayment shall be promptly remitted to XTL, together with interest calculated in the manner provided in Section 5.13.  If the underpayment is equal to or greater than ***** of the aggregate amount that was otherwise due for any calendar year, PRESIDIO shall promptly reimburse XTL for the reasonable costs incurred in connection with such review.  If the review reflects an overpayment to XTL, such overpayment shall be promptly refunded by XTL to PRESIDIO.

Section 5.10         Currency and Method of Payments.  All payments under this Agreement shall be made in United States dollars by transfer to such bank account as XTL may designate from time to time.  Any royalties or portions of Sublicense Income due hereunder with respect to amounts in currencies other than United States dollars shall be payable in their United States dollar equivalents, calculated using the average applicable interbank transfer rate determined by reference to the currency trading rates published by The Wall Street Journal (Western U.S. edition) over all business days of the calendar quarter to which the report under Section 5.9(a) relates.

Section 5.11         United States Dollars.  All dollar ($) amounts specified in this Agreement are United States dollar amounts.

Section 5.12         Tax Withholding.  If withholding taxes are payable with respect to payments to XTL hereunder, PRESIDIO may withhold the required amount and pay it to the appropriate governmental authority.  PRESIDIO will withhold only such amounts as are required to be withheld by law in the country from which payment is being made.  PRESIDIO shall submit to XTL a copy of the remittance voucher and reasonably satisfactory evidence of payment of the corresponding taxes with the applicable royalty report, if possible, or within ***** days thereafter.  PRESIDIO will make reasonable efforts and will reasonably cooperate with XTL and provide such information and records as XTL may reasonably require in connection with XTL obtaining any applicable reduction or exemption from withholding tax from tax authorities in any country.

* *****Confidential material redacted and filed separately with the Commission.

Section 5.13          Late Payments. PRESIDIO shall pay interest to XTL on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate per annum equal to *****.

Section 5.14          Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for PRESIDIO or its Affiliates to transfer, or have transferred on its behalf, royalties or other payments to XTL, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of XTL in a recognized banking institution designated by XTL or, if none is designated by XTL within a period of ***** days, in a recognized banking institution selected by PRESIDIO or its Affiliates.

Section 5.15          Costs and Expenses. Except as otherwise expressly set forth herein, each Party shall bear its own costs and expenses incurred in connection with the performance of its obligations hereunder.

Article VI
Intellectual Property Protection and Related Matters

Section 6.1           Prosecution and Maintenance of Licensed Patent Rights.

(a)           Right to Prosecute and Maintain. As between the Parties, PRESIDIO shall have the first right to file and prosecute patent applications and maintain patents within the Licensed Patent Rights. Subject to Section 6.6 below, PRESIDIO shall use Commercially Reasonable Efforts to file and prosecute patent applications and maintain patents within the Licensed Patent Rights in the United States, Canada, the Major EU Countries and Japan in a manner that is intended to provide optimal protection for any Licensed Products that PRESIDIO may Develop and/or Commercialize in such countries, including without limitation seeking claims of reasonably broad scope, to the extent permitted under applicable law. Notwithstanding the foregoing, in the event that PRESIDIO decides to abandon or discontinue the filing, prosecution or maintenance of any non-provisional patent application or patent within the Licensed Patent Rights in any such country, then PRESIDIO shall notify XTL of such determination reasonably in advance of any loss of rights by XTL with respect to such patent application or patent. Thereafter, XTL shall have the right, upon written notice to PRESIDIO, to file, prosecute and maintain such non-provisional patent applications and patents, in its name and at its own expense, which patent applications and patents shall no longer be deemed “Licensed Patent Rights” under this Agreement. Notwithstanding anything in this Agreement to the contrary, XTL’s sole and exclusive remedy, and PRESIDIO’s sole and exclusive liability, for any decision by PRESIDIO not to file, prosecute and/or maintain any patent applications or patents hereunder shall be for XTL to assume such filing, prosecution and maintenance activities with respect to such patent applications or patents pursuant to this Section 6.1.

* *****Confidential material redacted and filed separately with the Commission.

(b)           Disclosure of New Inventions. XTL shall, and shall cause its Affiliates to, disclose to PRESIDIO any and all new inventions or other Know-How that (i) would constitute subject matter with respect to which a patent application within the Licensed Patent Rights may be filed hereunder or would otherwise constitute Licensed Technology hereunder, and (ii) becomes Controlled by XTL or any of its Affiliates at any time during the period commencing as of the Original Effective Date and continuing through the term of this Agreement. XTL shall, and shall cause its Affiliates to, disclose such inventions or other such Know-How to PRESIDIO within ***** days after such Control exists, including without limitation reasonably detailed information with respect to such inventions or other such Know-How to enable PRESIDIO to obtain appropriate patent protection with respect to such inventions or other Know-How.

(c)           Cooperation. Subject to Section 4.1(d), each Party agrees to cooperate with the other Party with respect to the filing and prosecution of patent applications and maintenance of patents within the Licensed Patent Rights pursuant to this Section 6.1, including without limitation:

(i)           the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to file and prosecute patent applications or maintain patents as provided for in Section 6.1(a);

(ii)          making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such other Party to file and prosecute patent applications or maintain patents as provided for in Section 6.1(a); and

(iii)         to provide the other Party with copies of all material official communications received from, or filed with, the relevant patent offices pertaining to the filing and prosecution of patent applications and maintenance of patents as provided for in Section 6.1(a).

Section 6.2           Third Party Infringement.

(a)           Notifications of Third Party Infringement. Each Party agrees to notify the other Party when it becomes aware of any infringement of the Licensed Patent Rights or misappropriation of Licensed Technology, or the reasonable probability of such infringement or misappropriation, arising from or relating to the development, manufacture, offer for sale, sale, import or other use of any Third Party product.

(b)           Infringement Action. PRESIDIO shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Licensed Patent Rights or Licensed Technology from such infringement or misappropriation. In the event that PRESIDIO brings an action pursuant to this Section 6.2(b), XTL shall cooperate with PRESIDIO to the extent reasonably requested by PRESIDIO, including without limitation joining the suit if requested by PRESIDIO and necessary or desirable.

(c)           Costs. PRESIDIO shall assume and pay all of its own and XTL’s out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 6.2; provided, however, that if XTL elects to be represented in such litigation or proceedings by separate counsel, XTL shall assume and pay for all of its own out-of-pocket costs incurred in connection with such litigation or proceedings.

* *****Confidential material redacted and filed separately with the Commission.

(d)           Recoveries. Any recovery obtained by PRESIDIO as a result of any action or proceeding described in this Section 6.2, or from any counterclaim or similar claim asserted in a proceeding described in Section 6.3, by settlement or otherwise, shall be applied in the following order of priority:

(i)           first, to reimburse PRESIDIO for all litigation costs in connection with such proceeding paid by PRESIDIO and not otherwise recovered; and

(ii)          second, the remainder of the recovery shall be paid *****.

Section 6.3           Claimed Infringement. In the event that a Party becomes aware of any claim that the Development or Commercialization of Licensed Products infringes Patent Rights or misappropriates the Know-How of any Third Party, such Party shall promptly notify the other Party.

Section 6.4           Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensed Patent Right is invalid, unenforceable and/or otherwise not infringed (an “Invalidity Claim”), whether as a defense in an infringement action brought by PRESIDIO pursuant to Section 6.2 or in an action brought against PRESIDIO or XTL referred to in Section 6.3, PRESIDIO shall have the right to prepare and formulate all responses to, and defend and settle, such Invalidity Claim. XTL shall cooperate with PRESIDIO with respect to such activities upon reasonable request by PRESIDIO.

Section 6.5           Patent Marking. PRESIDIO agrees to comply with any applicable patent marking statutes in each country in which Licensed Products are sold by PRESIDIO and/or its Affiliates.

Section 6.6           Certain Limitations. Without limiting the representations, warranties and covenants provided by XTL pursuant to Section 8.5, the Parties acknowledge that PRESIDIO may not be permitted to exercise all of the rights set forth in this Article VI with respect to Licensed Patent Rights that are not owned by XTL. Under such circumstances, XTL shall use reasonable efforts to obtain such rights for PRESIDIO and XTL shall provide prompt written notice to PRESIDIO of any such limitations on PRESIDIO’s rights under this Article VI. The existence of any such limitations, or XTL’s inability to avoid or eliminate any such limitations (provided XTL has used reasonable efforts to do so and subject to Section 8.5), shall not constitute a breach of this Agreement by XTL.

* *****Confidential material redacted and filed separately with the Commission.

Article VII
Confidentiality

Section 7.1           Confidential Information. All Confidential Information disclosed by a Party to the other Party during the period commencing on the Original Effective Date and continuing through the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent disclosure is reasonably necessary for Development and/or Commercialization of Licensed Products, for the filing, prosecution and maintenance of Patent Rights or to enforce the provisions of this Agreement), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private (except as set forth Sections 7.2 or 7.3), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a)           was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

(b)           either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c)           either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party; or

(d)           is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e)           is required to be disclosed by the receiving Party to comply with applicable laws, regulations or rules, to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose.

Section 7.2           Employee, Director, Consultant and Advisor Obligations. PRESIDIO and XTL each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective (a) employees, directors, consultants and advisors, and to the employees, directors, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement, and (b) existing and prospective investors, acquirers, lenders, sublicensees, collaborators and Third Party contractors engaged in the Development and/or Commercialization of Licensed Compounds or Licensed Products, or in connection with such Party’s financing activities; provided that PRESIDIO and XTL shall each remain responsible for any failure by any Person included in the foregoing clauses (a) and (b) to treat such Confidential Information as required under Section 7.1.

Section 7.3           Publicity.

(a)           Upon execution of this Agreement, the Parties shall issue a mutually agreed joint press release announcing the execution of this Agreement, a copy of which is attached hereto as Exhibit F. During the term of this Agreement, neither Party nor its Affiliates shall disclose this Agreement or make any public announcement, press release, filing or other disclosure concerning the existence, terms and conditions of this Agreement without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as set forth in Section 7.3(b) below, (ii) as required to comply with applicable laws, regulation or rules (including without limitation any rules of the United States Securities and Exchange Commission or similar regulatory agency, stock exchange or securities trading institution of such other jurisdictions whose laws may apply to a Party), or (iii) to existing and prospective investors, acquirers, lenders and other Third Parties in connection with such Party’s financing activities, provided, that each such Third Party is bound to treat such information as confidential. If a Party is required to make any such disclosure under applicable law, regulation or rule, such Party shall provide the other Party with a copy of the proposed text of any such written disclosure or the proposed content of any non-written disclosure, sufficiently in advance (to the extent practicable or permitted under applicable law, regulation or rule) of the scheduled release or disclosure thereof to afford the other Party a reasonable opportunity to review and comment upon such proposed disclosure and/or obtain confidential treatment with respect to such proposed disclosure.

(b)           Notwithstanding the foregoing, (i) PRESIDIO and/or any of its Affiliates and Third Party sublicensees shall have the right to disclose, in private communications, public announcements, press releases, filings or other disclosures, information concerning or related to its or their Development and Commercialization activities with respect to Licensed Products hereunder, and (ii) each Party and/or any of such Party’s Affiliates and/or, with respect to PRESIDIO, Third Party sublicensees, shall have the right to disclose information that is the same or substantially similar to information that has previously been disclosed under this Section 7.3; in the case of each of the foregoing clauses (i) and (ii), without having to grant the other Party the opportunity to review and comment on such proposed disclosure or obtain such other Party’s prior written consent.

Section 7.4           Term. All obligations of confidentiality imposed under this Article VII shall expire ***** years following termination or expiration of this Agreement.

Article VIII
Representations and Warranties

Section 8.1           Representations of Authority. PRESIDIO and XTL each represents and warrants to the other that it had, as of the Original Effective Date, and has, as of the Restatement Date, full right, power and authority to enter into the Original License Agreement and this Agreement, respectively, and to perform its respective obligations under the Original License Agreement and this Agreement, respectively.

Section 8.2           Consents. PRESIDIO and XTL each represents and warrants that, as of the Original Effective Date and the Restatement Date, all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with the execution, delivery and performance of the Original License Agreement and this Agreement, respectively, have been obtained.

* *****Confidential material redacted and filed separately with the Commission.

Section 8.3           No Conflict. PRESIDIO and XTL each represents and warrants that, as of the Original Effective Date and the Restatement Date, the execution and delivery of the Original License Agreement and this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Original Effective Date or the Restatement Date, as applicable.

Section 8.4           Employee, Director, Consultant and Advisor Obligations. PRESIDIO and XTL each represents and warrants that, as of the Original Effective Date and the Restatement Date, each of its and its Affiliates’ employees, directors, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, director, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article VII.

Section 8.5           Intellectual Property. XTL represents, warrants and covenants to PRESIDIO that, as of the Original Effective Date and the Restatement Date (unless otherwise specifically stated below):

(a)           VivoQuest has assigned to XTL all right, title and interest in and to the VivoQuest Licensed Patents, a complete and accurate list of which VivoQuest Licensed Patents are included on Exhibit D and Exhibit E. XTL is the sole and exclusive owner (subject to Section 2.4) of all right, title and interest in and to the VivoQuest Licensed Patents and the other Patent Rights set forth on Exhibit D and Exhibit E, and is the sole and exclusive owner of all right, title and interest in and to, or has obtained exclusive rights to, the Licensed Compounds and Licensed Technology;

(b)           Each of XTL’s and its Affiliates’ current and former employees, directors, consultants and contractors has executed an agreement assigning to XTL or XTL’s Affiliate all of its or his or her right, title and interest in and to any inventions developed in the course of its or his or her employment or engagement with XTL or XTL’s Affiliate, and such agreements are valid and binding on all such current and former employees, directors, consultants and contractors;

(c)           To the Knowledge of XTL, each patent and patent application included within the Licensed Patent Rights sets forth a complete and accurate list of all inventors;

(d)           XTL has the right to grant to PRESIDIO the rights and licenses to Licensed Compounds, Licensed Patent Rights and Licensed Technology granted in this Agreement;

(e)           XTL and its Affiliates have not granted, and during the term of this Agreement XTL will not grant and will cause its Affiliates not to grant, any rights to any Third Party (including without limitation VivoQuest or any of the counterparties to any Assigned Contracts) which would conflict with the rights granted to PRESIDIO hereunder;

(f)           None of the Licensed Patent Rights procured by XTL or its Affiliates and, to the Knowledge of XTL, none of the Licensed Patent Rights procured by any Third Party was fraudulently procured from the relevant governmental patent granting authority;

(g)           To the Knowledge of XTL, the practice of the Licensed Patent Rights and Licensed Technology as contemplated under this Agreement does not violate the intellectual property rights of any Third Party, and no claim, demand or suit has been made, or proceeding initiated, nor is any such claim, demand, suit or proceeding pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or Licensed Technology; *****;

(h)           To the Knowledge of XTL, none of the Licensed Patent Rights are being infringed, nor is any Licensed Technology being misappropriated, by any Third Party;

(i)           All necessary registration, maintenance and renewal fees for Licensed Patent Rights have been paid on time, *****;

(j)           Exhibits D and E provide a complete and accurate listing of the Licensed Patent Rights, including without limitation the VivoQuest Licensed Patents, and XTL does not own or otherwise Control any Patent Rights other than the Patent Rights listed on Exhibits D and E that claim or disclose any Licensed Compounds or Licensed Technology;

(k)           Exhibit C provides a complete and accurate listing of all Series 1 Compounds and Series 2-4 Compounds that are included in XTL’s and/or its Affiliates’ databases, laboratory notebooks and/or other records, or that have otherwise been identified, studied, screened or evaluated by XTL and/or its Affiliates, regardless of whether or not such compounds have been synthesized by XTL or any of its Affiliates;

(l)           *****;

(m)           Attached as Exhibits A and B are all complete and accurate copies of all Third Party agreements to which XTL or any XTL Affiliate was a party as of the Original Effective Date (or, solely with respect to the Assigned Contracts, immediately prior to the Original Effective Date) relating to the Licensed Compounds, Licensed Patent Rights and/or Licensed Technology. Except for the VivoQuest License Agreement, the VivoQuest Asset Purchase Agreement and Assigned Contracts, neither XTL nor any XTL Affiliate, as of the Original Effective Date (or, solely with respect to the Assigned Contracts, immediately prior to the Original Effective Date) and the Restatement Date, was or is, as applicable, a party to, or is otherwise bound by, any agreement pursuant to which any Third Party has any economic or other interest with respect to the Development and/or Commercialization of the Licensed Compounds or Licensed Products, or any ownership rights in any of the Licensed Compounds, Licensed Patent Rights and/or Licensed Technology;

(n)           The VivoQuest License Agreement, the VivoQuest Asset Purchase Agreement were as of the Original Effective Date and are as of the Restatement Date, and all Assigned Contracts were as of the Original Effective Date, in full force and effect, and XTL and/or its Affiliates were or are, as applicable, in full compliance with the terms of such agreements *****, no dispute existed or presently exists, as applicable, nor has XTL received any notice of any such claim of breach or dispute nor, to the Knowledge of XTL, is any such claim pending or threatened, between XTL and the counterparty to any such agreement that would jeopardize any of the rights or licenses granted to PRESIDIO under this Agreement, and, to the Knowledge of XTL, there was and is, as applicable, no basis for any such claim of breach or dispute;

* *****Confidential material redacted and filed separately with the Commission.

(o)           During the period commencing on the Original Effective Date and ending continuing through the term of this Agreement, XTL shall, and shall cause its Affiliates to, comply with all terms and conditions of, and shall not, and shall cause its Affiliates not to, without the prior written consent of PRESIDIO, amend, terminate, or make or waive any claims or rights under, or grant any rights to VivoQuest or any other Third Party in connection with, the VivoQuest License Agreement or the VivoQuest Asset Purchase Agreement, in any manner that would adversely affect the rights granted to PRESIDIO under this Agreement, or take any action or fail to take any action that would give VivoQuest the right to amend or terminate the VivoQuest License Agreement or the VivoQuest Asset Purchase Agreement or would otherwise adversely affect the rights granted to PRESIDIO under this Agreement;

(p)           As of the Original Effective Date, XTL and its Affiliates had obtained all necessary consents to assign the Assigned Contracts to PRESIDIO hereunder;

(q)           To the Knowledge of XTL, all written statements and other writings furnished by XTL or its Affiliates pursuant to or in connection with the Original License Agreement or this Agreement or the transactions contemplated thereby and hereby are complete and accurate in all material respects. No representation or warranty by XTL in the Original License Agreement contained, and no representation or warranty by XTL in this Agreement contains, any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein not misleading. To the Knowledge of XTL, there is no fact, event or condition that would adversely affect PRESIDIO’s rights under this Agreement that has not been set forth in this Agreement or disclosed by XTL to PRESIDIO in writing; and

(r)           *****.

The term “Knowledge” means the actual knowledge of ***** as of the Original Effective Date and ***** as of the Restatement Date, as the case may be. For avoidance of doubt, anything to the contrary herein notwithstanding, XTL makes no representations or warranties with respect to any Derivative Compounds.

Section 8.6           No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, PRESIDIO EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT ANY LICENSED COMPOUND OR LICENSED PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED.

* *****Confidential material redacted and filed separately with the Commission.

Article IX
Term and Termination

Section 9.1           Term. This Agreement became effective as of the Original Effective Date, may be terminated as set forth in this Article IX, and otherwise remains in effect until the expiration of all of PRESIDIO’s payments obligations pursuant to Article V. Upon expiration of this Agreement, on a Licensed Product-by-Licensed Product and country-by-country basis, the license granted to PRESIDIO under Section 2.1 shall convert to a non-exclusive, perpetual, fully paid-up, non-royalty-bearing license.

Section 9.2           Termination For Material Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing ***** days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the ***** day period unless (a) the Breaching Party cures such material breach during such ***** day period or (b) if the material breach is not susceptible to cure within such ***** day period, the Breaching Party is diligently pursuing a cure and effects such cure within an additional ***** days after the end of such initial ***** day period. Notwithstanding any of the foregoing, (x) if the non-Breaching Party gives the Breaching Party notice pursuant to this Section 9.2 of a material breach by such Breaching Party, and the Breaching Party notifies the non-Breaching Party within the applicable cure period set forth in the immediately preceding sentence that such Breaching Party disputes such basis for termination pursuant to this Section 9.2, then this Agreement shall not terminate unless and until the arbitrator issues a final award pursuant to Article X upholding such basis for termination (or unless and until the Breaching Party is no longer disputing such basis, if earlier) and within ***** days thereafter the Breaching Party fails to comply with the terms of such final award issued by the arbitrator, and (y) if any uncured material breach by PRESIDIO of its diligence obligations under Section 4.2 is limited to only one or two of the following territories, then XTL may terminate this Agreement solely with respect to such territory or territories: (i) the EU, (ii) the United States, and (iii) Japan. Both Parties shall perform all of their respective obligations hereunder during the process of conducting any dispute resolution hereunder, including without limitation, the payment of all undisputed amounts as and when they become due and payable hereunder.

Section 9.3           Termination for Convenience. PRESIDIO may terminate this Agreement at any time upon ***** days prior written notice to XTL for any or no reason.

* *****Confidential material redacted and filed separately with the Commission.

Section 9.4           Effect of Material Breach or Patent Validity Challenge by XTL or its Affiliates.

(a)           In the event that this Agreement is terminated by PRESIDIO pursuant to Section 9.2 above as a result of XTL’s uncured material breach (other than a material breach by a Third Party acquirer of XTL, or by XTL or any of its Affiliates, following an acquisition transaction resulting in a change of control of XTL or of all or substantially all of its business or assets), then PRESIDIO shall have the option of (i) actually terminating this license, in which case the provisions of Section 9.5(c) shall apply and become effective, and pursuing any remedies that may be available to it hereunder or at law, or (ii) not exercising such termination right and continuing the licenses and this Agreement, in accordance with the terms and conditions set forth herein, provided that (A) the amounts that become due under Article V shall, as of the date of such waiver and for the remainder of the term of this Agreement, be reduced by ***** (after application of all other reductions and offsets that may be applicable); provided that the amounts provided in Section 5.8 shall remain due and payable in full in accordance with the terms set forth in Section 5.8 and (B) PRESIDIO shall cease to have any further obligation pursuant to Article IV as of the date of such waiver and for the remainder of the term of this Agreement.

(b)           If (i) XTL or any of its Affiliates intentionally initiates, or encourages or knowingly provides assistance to any Third Party with respect to, any action seeking a determination that any of the Licensed Patent Rights in any country are invalid, unenforceable and/or not infringed (including without limitation a request for reexamination of any Licensed Patent Rights or the institution of or participation in any opposition, interference or similar administrative proceeding adverse to the validity or enforceability of any Licensed Patent Rights) (“Validity Challenge”) or (ii) a Third Party acquirer of XTL, or XTL or any of its Affiliates, following an acquisition transaction resulting in a change of control of XTL or of all or substantially all of its business or assets, materially breaches this Agreement and fails to cure the breach such that PRESIDIO has the right to terminate this Agreement pursuant to Section 9.2 above, then (A) the license granted to PRESIDIO under Section 2.1 shall automatically convert to a perpetual, fully paid-up, non-royalty-bearing license; provided that the amounts provided in Section 5.8 shall remain due and payable in full in accordance with the terms set forth in Section 5.8 and (B) PRESIDIO shall cease to have any further obligation pursuant to Article IV or Article V (other than Section 5.8 and, to the extent applicable to payments owed to VivoQuest, Sections 5.9, 5.10 and 5.11).

(c)           The reduction of payments in connection with PRESIDIO’s election not to exercise its termination right referenced above in Section 9.4(a)(ii) and in connection with the license conversion referenced above in Section 9.4(b) is used for the convenience of the Parties and is not intended to be a penalty to be paid by XTL. The Parties acknowledge that there will be difficulties in proving the amount and extent of PRESIDIO’s losses resulting from such uncured material breach or Validity Challenge. The Parties also agree that the compensation attributable to such reduction of payments is a reasonable pre-estimate of the probable losses which would be suffered by PRESIDIO.

Section 9.5           Effects of Termination.

(a)           If this Agreement is terminated in its entirety by XTL as a result of PRESIDIO’s uncured material breach pursuant to Section 9.2 above, or on a territory-by-territory basis as a result of PRESIDIO’s uncured material breach of its diligence obligations with respect to a territory as described in Section 9.2(y) above, then the following provisions shall be applicable:

* *****Confidential material redacted and filed separately with the Commission.

(i)           In each of the above instances of a termination of this Agreement, XTL shall have the right to terminate the license granted by XTL to PRESIDIO under Section 2.1, subject to Section 9.6 below and, in the case of an uncured material breach by PRESIDIO of its diligence obligations which breach is limited to only one or two of the territories identified in Section 9.2(y), the termination shall be limited to such territory(ies); and

(ii)          PRESIDIO shall return to XTL all Licensed Technology and other items delivered by XTL to PRESIDIO pursuant to Section 3.1, to the extent such Licensed Technology and other items remain in existence as of such termination; provided that PRESIDIO shall not be required to return the Licensed Technology or other items delivered by XTL to PRESIDIO pursuant to Section 3.1 if XTL terminates PRESIDIO’s rights hereunder only in regard to certain territories and not the entire Territory as provided in Section 9.2(y) above; and

(iii)         PRESIDIO shall not, directly or with or through its Affiliates, and subject to Section 9.6 below, Third Party sublicensees or other Third Parties, continue the Commercialization of any Licensed Compounds or Licensed Products for a period of ***** following such termination, such restriction to apply to the entire Territory if XTL terminates the Agreement pursuant to Section 9.2, and, if such termination is only applicable to certain territories, then such restriction shall apply only to the territories to which such termination applies; provided that if, at the time of such termination, PRESIDIO and/or any of its Affiliates and/or Third Party sublicensees is engaged in the Commercialization of Licensed Products and has commercial inventory (including work-in-process inventory) of Licensed Products, PRESIDIO and/or such Affiliate(s) and/or Third Party sublicensee(s) may complete the manufacture of any work-in-process inventory and continue to commercially distribute and sell all such existing inventory following termination, subject to PRESIDIO continuing to pay XTL all amounts due under this Agreement with respect to such continuing Commercialization.

(b)           If this Agreement is terminated by PRESIDIO pursuant to Section 9.3, then the following provisions shall be applicable:

(i)           The license granted by XTL to PRESIDIO under Section 2.1 shall terminate; and

(ii)           PRESIDIO shall return to XTL all Licensed Technology and other items delivered by XTL to PRESIDIO pursuant to Section 3.1, to the extent such Licensed Technology and other items remain in existence as of such termination; and

(iii)           PRESIDIO shall not, directly or with or through its Affiliates, Third Party sublicensees or other Third Parties, continue the Development and Commercialization of any Licensed Compounds or Licensed Products for a period of ***** following such termination.

(c)           If this Agreement is terminated by PRESIDIO as described in Section 9.4(a)(i), then the following provisions shall be applicable:

* *****Confidential material redacted and filed separately with the Commission.

(i)           The license granted by XTL to PRESIDIO under Section 2.1 shall terminate; and

(ii)           PRESIDIO shall return to XTL all Licensed Technology and other items delivered by XTL to PRESIDIO pursuant to Section 3.1, to the extent such Licensed Technology and other items remain in existence as of such termination; and

(iii)           PRESIDIO shall not, directly or with or through its Affiliates, Third Party sublicensees or other Third Parties, continue the Commercialization of any Licensed Compounds or Licensed Products for a period of ***** following such termination.

(d)           The license termination and other rights set forth in this Section 9.5 shall, subject to Section 4.2, be in addition to any and all other remedies that XTL may have in connection with such a termination of this Agreement.

Section 9.6           Survival. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that accrue prior to the effective date of expiration or termination, and the following provisions shall expressly survive any such expiration or termination: Section 2.2, Section 2.5, Section 9.1, Section 9.4, Section 9.5, this Section 9.6 and Article V (solely as pertaining to payment obligations (a) that are due and payable as of the effective date of termination or expiration, (b) that have accrued prior to the date of termination or expiration but for which the payment due date falls after the date of termination or expiration or (c) that become payable after termination pursuant to Section 9.5(a)(iii)), Article VII, Article X and Article XI. In addition, any sublicense granted by PRESIDIO and/or any of its Affiliates to a Third Party under the license granted by XTL to PRESIDIO in Section 2.1 shall survive expiration or termination of this Agreement, provided that such termination did not arise out of the actions of such Third Party; provided further that the Third Party continues to comply in all material respects with the terms and conditions of such sublicense.

Article X
Dispute Resolution

Section 10.1          Referral to Senior Executives. Except as set forth in Section 3.2(b), any dispute arising out of or relating to this Agreement shall first be referred to the Senior Executives of both Parties for resolution. Such Senior Executives shall attempt in good faith to resolve such dispute within ***** following such referral. If the Senior Executives cannot resolve such dispute within such ***** period, then either Party may make a written demand for formal dispute resolution pursuant to Section 10.2.

* *****Confidential material redacted and filed separately with the Commission.

Section 10.2          Mediation. If the Senior Executives are unable to resolve any dispute referred to them as set forth in Section 10.1, such dispute shall then be referred to non-binding mediation upon either Party’s written demand for formal dispute resolution. Such mediation shall be conducted by an impartial mediator in accordance with The CPR Mediation Procedure for Business Disputes (Revised 1998) of the CPR Institute for Dispute Resolution (“CPR”). The Parties shall select, by mutual agreement, a mediator who has had both training and experience as a mediator of general corporate and commercial matters in the biotechnology and/or pharmaceutical industry. If the Parties cannot agree upon the selection of the mediator within ***** after initiation thereof, the mediator shall be appointed by the President of the CPR in accordance with the criteria set forth in the preceding sentence. Within ***** after the selection of the mediator, the Parties and their respective legal counsel will meet with the mediator for one mediation session of at least four hours. If any dispute cannot be settled during such mediation session or during any mutually agreed continuation of such session, either Party may give to the mediator and the other Party written notice declaring the mediation process at an end, and such dispute will be resolved by binding arbitration pursuant to Section 10.3 below. The costs of any mediation pursuant to this Section 10.2 will be shared equally by the Parties.

Section 10.3          Arbitration.

(a)           If any dispute is not resolved by the Senior Executives pursuant to Section 10.1 or through mediation pursuant to Section 10.2, either Party may submit such dispute to arbitration upon written notice to the other Party. Within ***** after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such ***** period, the arbitrator shall be selected by the International Centre for Dispute Resolution (the “ICDR”). The arbitrator shall be a lawyer with biotechnology and/or pharmaceutical industry legal experience, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(b)           Within ***** after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c)           The arbitrator shall set a date for a hearing, which shall be no later than ***** after the submission of written proposals pursuant to Section 10.3(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the International Dispute Resolution Procedures of the ICDR; provided, however, that the United States Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d)           The arbitrator shall use his or her best efforts to rule on each disputed issue within ***** after the completion of the hearings described in Section 10.3(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e)           The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

* *****Confidential material redacted and filed separately with the Commission.

(f)           Any arbitration pursuant to this Section 10.3 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

Section 10.4          No Limitation. Nothing in Section 10.1, Section 10.2 or Section 10.3 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

Article XI
Miscellaneous Provisions

Section 11.1          Indemnification.

(a)           PRESIDIO. PRESIDIO agrees to defend XTL, its Affiliates and their respective directors, officers, employees and agents at PRESIDIO’s cost and expense, and shall indemnify and hold harmless XTL and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses (including without limitation reasonable attorneys’ fees) arising out of any Third Party claim relating to or arising out of (i) any breach by PRESIDIO of any of its representations, warranties or covenants pursuant to this Agreement, (ii) any failure by PRESIDIO to make payment of any Pass-Through Costs which are payable by PRESIDIO under this Agreement as a result of the Development and/or Commercialization of Licensed Products by PRESIDIO or its Affiliates or Third Party sublicensees, (iii) any liabilities and obligations of PRESIDIO under the Assigned Contracts that arise after the Original Effective Date, excluding the Retained Liabilities, (iv) any action by PRESIDIO in breach of this Agreement causing a breach of the VivoQuest License Agreement, (v) any action by PRESIDIO causing a breach of any Additional Third Party Agreements or any Assigned Contracts, or (vi) the Development and/or Commercialization of a Licensed Product by PRESIDIO or its Affiliates or Third Party sublicensees, in each case except to the extent that such claim relates to or arises out of any breach by XTL of any of its representations or warranties pursuant to this Agreement or any breach by XTL or its Affiliates of the VivoQuest License Agreement, the VivoQuest Asset Purchase Agreement or any Assigned Contract.

(b)           XTL. XTL agrees to defend PRESIDIO, its Affiliates and their respective directors, officers, employees and agents at XTL’s cost and expense, and shall indemnify and hold harmless PRESIDIO and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses (including without limitation reasonable attorneys’ fees) arising out of (i) any Third Party claim relating to or arising out of (A) any breach by XTL of any of its representations, warranties or covenants pursuant to this Agreement, (B) any liabilities and obligations of XTL and/or its Affiliates under the Assigned Contracts that have accrued prior to the Original Effective Date (the “Retained Liabilities”), or (C) without limiting the foregoing clauses (A) or (B), or any of XTL’s representations, warranties or covenants in Section 8.5, any breach by XTL or its Affiliates of the VivoQuest License Agreement, the VivoQuest Asset Purchase Agreement or any Assigned Contract; (ii) any claim by any existing or former employee, director, shareholder or consultant of XTL or any of its Affiliates, or of VivoQuest, to any right, title or interest in any of the Licensed Patent Rights, Licensed Compounds or Licensed Technology which, if such claim were successful, would limit or impair any of the rights granted hereunder to PRESIDIO; *****.

(c)           Claims for Indemnification. A Person entitled to indemnification under this Section 11.1 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third-party claim as provided in this Section 11.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within ***** after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

Section 11.2          Governing Law. This Agreement shall be construed and the respective rights of the Parties determined (including the validity and applicability of the arbitration provision set forth in Section 10.3, and the conduct of any arbitration, enforcement of any arbitral award and any other questions of arbitration law or procedure arising thereunder) according to the substantive laws of the State of New York, USA, notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

* *****Confidential material redacted and filed separately with the Commission.

Section 11.3          Assignment. Neither XTL nor PRESIDIO may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the merger, sale or transfer of all or substantially all of the business and assets of XTL, on the one hand, or PRESIDIO, on the other, to which the subject matter of this Agreement pertains. Notwithstanding the foregoing, any Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party, provided, that the assigning Party shall remain primarily liable to the other Party for any breach of this Agreement by such Affiliate.

Section 11.4          Entire Agreement; Amendments. This Agreement (including all exhibits and attachments hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including without limitation the Original License Agreement (except as set forth in Section 11.10 below). Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 11.5          Notices. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph below. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Notices to XTL shall be addressed to:

XTL Biopharmaceuticals Ltd.
711 Executive Blvd., Suite Q
Valley Cottage, NY 10989
Attention: Chief Executive Officer
Facsimile No.: 845-267-0926

with a copy to:

Goodwin Procter
Exchange Place
Boston, MA 02109
Attention: Christopher Denn
Facsimile No.: 617-523-1231

Notices to PRESIDIO shall be addressed to:

Presidio Pharmaceuticals, Inc.
1700 Owens Street
Suite 585
San Francisco, CA 94158
USA
Attention: President and Chief Executive Officer
Facsimile No.: 415-986-2864

with a copy to:

WilmerHale
60 State Street
Boston, MA 02109
USA
Attention: David E. Redlick, Esq.
Facsimile No.: 617-526-5000

Any Party may change its address by giving notice to the other Party in the manner herein provided.

Section 11.6          Force Majeure. No failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; terrorism; rebellion; insurrection; riot; and invasion. The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than ***** after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

Section 11.7          Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either XTL or PRESIDIO to act as agent for the other.

Section 11.8          No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

Section 11.9          Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 11.10 No Implied Waivers; Rights Cumulative. No failure on the part of XTL or PRESIDIO to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. For purposes of clarity, except as expressly set forth hereunder, nothing in this Agreement (including without limitation the execution or performance hereof) shall be construed as a waiver by either Party of any rights or claims that such Party may have under the Original License Agreement arising during the period commencing as of the Original Effective Date and ending on the Restatement Date.

* *****Confidential material redacted and filed separately with the Commission.

Section 11.11        Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 11.12        Execution in Counterparts.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 11.13        No Third Party Beneficiaries.  No person or entity other than XTL, PRESIDIO and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

Section 11.14        No Consequential Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 11.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

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IN WITNESS WHEREOF, the Parties have executed this Amended and Restated License Agreement as of the Restatement Date.

PRESIDIO PHARMACEUTICALS, INC.

By:

Name:

Title:

XTL BIOPHARMACEUTICALS LTD.

By:

Name:

Title:

Exhibit A

Assigned Contracts

*****

*****

*****

Copies of the foregoing contracts have been provided by XTL to PRESIDIO as of the Original Effective Date.

* *****Confidential material redacted and filed separately with the Commission.

Exhibit B

VivoQuest Agreements

Copies of the VivoQuest License Agreement and the VivoQuest Asset Purchase Agreement have been provided by XTL to PRESIDIO as of the Original Effective Date.

Exhibit C

Series 1, 2, 3 and 4 Compounds in XTL Database and Other Records

*****.

* *****Confidential material redacted and filed separately with the Commission.

Exhibit D

Series 1 Patent Rights as of the Original Effective Date
and the Restatement Date

*****

* *****Confidential material redacted and filed separately with the Commission.

Exhibit E

Series 2-4 Patent Rights as of the Original Effective Date
and the Restatement Date

*****

* *****Confidential material redacted and filed separately with the Commission.

Exhibit F

Press Release

See attached.

Exhibit G

*****

*****

* *****Confidential material redacted and filed separately with the Commission.